Exhibit 10.7

EXHIBIT D

Change in Monthly Rent Amount

(due to completion of Parking Garage)

AMENDMENT

THIS AMENDMENT (this “Amendment”), made and entered into as of this 12th day of January, 2016, is by and between COLUMBIA AVENUE PARTNERS, LLC, a Tennessee limited liability company, (“Landlord”), and FRANKLIN SYNERGY BANK, a Tennessee banking corporation (“Tenant”).

A. Tenant and Landlord entered into that certain Triple Net Office Lease Agreement dated May 4, 2010 (the “Lease”), for certain improved real property municipally known as 722 Columbia Avenue located in Franklin, Williamson County, Tennessee, consisting of approximately 16,153 rentable square feet, being more particularly described in the Lease; and

B. The parties desire to amend the monthly Base Rental amount and term as set forth below due to the completion of the parking garage.

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that the Lease is hereby modified as follows:

1.	The monthly Base Rental rate of the Lease by and between Landlord and Tenant shall be $47,113 (the “Base Rental”).

2.	First’s month pro-rated Base Rental amount shall be $4,009.62 for January 12-31.

3.	New fifteen year (15) term shall commence on the day of the issuance of the Certificate of Occupancy for Phase IV (120 9th Avenue) and shall be defined in Exhibit E.

4.	Except as modified and amended by this Agreement, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

LANDLORD:		TENANT:

COLUMBIA AVENUE PARTNERS, LLC		FRANKLIN SYNERGY BANK

By:	Henry W. Brockman Jr.	By:	/s/ Sally P. Kimble

Title:	Managing Partner	Title:	Title: EVP/CAO